EXHIBIT 4.3

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

This SECOND Amendment to Note Purchase Agreement (this “Second Amendment”), dated as of November 5, 2015, is among TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), each of the other Notes Parties, and WELLS FARGO ENERGY CAPITAL, INC., as Noteholder Representative for the Noteholders (in such capacity, together with its successors, the “Noteholder Representative”) and as the sole Noteholder.
Recitals
WHEREAS, the Company, the Noteholder Representative and the Initial Purchaser are parties to that certain Note Purchase Agreement dated as of March 18, 2015 (as amended prior to the date hereof, the “Note Purchase Agreement”), pursuant to which the Initial Purchaser has purchased Notes issued by the Company on the terms set forth therein.
WHEREAS, the Company has requested that the Noteholder Representative and the Noteholders enter into this Amendment to extend the maturity date of the Notes and amend certain other terms of the Note Purchase Agreement as set forth herein; and
WHEREAS, the Noteholder Representative and the Noteholders have agreed to amend the Note Purchase Agreement as provided herein, subject to the terms and conditions set forth herein, to be effective as of the Second Amendment Effective Date.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Defined Terms.

Each capitalized term that is defined in the Note Purchase Agreement, but that is not defined in this Second Amendment, shall have the meaning ascribed such term in the Note Purchase Agreement, as amended hereby. Unless otherwise indicated, all section references in this Second Amendment refer to the Note Purchase Agreement.

2.	Amendments.

In reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Note Purchase Agreement shall be amended effective as of the Second Amendment Effective Date in the manner provided in this Section 2.
2.1    Additional Definitions. Schedule B to the Note Purchase Agreement is hereby amended to add thereto in alphabetical order the following definitions which shall read in full as follows:

“Second Amendment” means that certain Second Amendment to Note Purchase Agreement dated as of November 5, 2015, among the Company, the Notes Parties, the Noteholder Representative and the sole Noteholder party thereto.
“Second Amendment Effective Date” has the meaning given to such term in Section 3 of the Second Amendment.
“Series 2010-A Notes” means the 5.09% Senior Notes, Series 2010 - A, due December 15, 2017 issued by the Company under that certain Master Note Purchase Agreement dated as of September 30, 2010 among the Company and the purchasers party thereto, as set forth on Schedule 5.15.

“Series 2010 Notes Tender Offer” has the meaning given to such term in Section 3(d)(i) of the Second Amendment.
“Series 2015 Unsecured Notes” has the meaning given to such term in Section 3(b) of the Second Amendment.
“WFEC” means Wells Fargo Energy Capital, Inc., in its individual capacity, together with its Affiliates.
2.2    Amended Definitions. The definitions of “Applicable Margin”, “Compressco Units”, “Maturity Date”, “Non-Recourse Pledgor” and “Notes Documents” contained in Schedule B to the Note Purchase Agreement are hereby amended and restated in their respective entireties to read in full as follows:

“Applicable Margin” means, for any day, with respect to any Base Rate Tranches or LIBOR Tranches, as the case may be, the rate per annum set forth in the “Applicable Margin Period Grid” below for such day, under the caption “Base Rate Margin” or “LIBOR Margin”, as the case may be; provided that, if, upon and after giving effect to the Company’s purchase of any Series 2010-A Notes pursuant to the Series 2010 Notes Tender Offer, the aggregate outstanding principal amount of the Series 2010-A Notes which are held by WFEC exceeds $9,500,000, “Applicable Margin” shall be deemed to mean, for any day commencing on the Second Amendment Effective Date and continuing for each day thereafter, as applicable, with respect to any Base Rate Tranches or LIBOR Tranches, as the case may be, the rate per annum set forth in the “Alternate Applicable Margin Period Grid” below for such day, under the caption “Base Rate Margin” or “LIBOR Margin”, as the case may be:

Applicable Margin Period Grid
Period	LIBOR Margin	Base Rate Margin
March 18, 2015 to day immediately prior to Second Amendment Effective Date	3.75%	2.75%
Second Amendment Effective Date to June 30, 2016	4.25%	3.25%
July 1, 2016 to December 31, 2016	4.75%	3.75%
January 1, 2017 and thereafter	5.25%	4.25%

Alternate Applicable Margin Period Grid
Period	LIBOR Margin	Base Rate Margin
Second Amendment Effective Date to June 30, 2016	4.75%	3.75%
July 1, 2016 and thereafter	5.25%	4.25%

If any Interest Payment Date occurs between the Second Amendment Effective Date and the date on which the Company’s purchase of Series 2010-A Notes pursuant to the Series 2010 Notes Tender Offer occurs, the interest paid on such date shall be paid based on the Applicable Margin Period Grid. If, following such date it is determined that the Applicable Margin during the period from the Second Amendment Effective Date through such Interest Payment Date should have been based on the Alternate Applicable Margin Period Grid pursuant to this definition, the additional interest applicable to such period shall be paid by the Company on the next Interest Payment Date thereafter.
“Compressco Units” means any general or limited partnership interests in, or any incentive distribution rights or other Equity Interest in, Compressco and any of its Subsidiaries.

“Maturity Date” means April 1, 2019.
“Non-Recourse Pledgor” means each Compressco Unit Holding Subsidiary (other than a Subsidiary that owns only incentive distribution rights or general partner interests in Compressco and does not own any common units in Compressco) that is not required to be a Subsidiary Guarantor hereunder.
“Notes Documents” means this Agreement, the First Amendment, the Second Amendment, the Notes, the Subsidiary Guaranty, the Pledge and Security Agreement, the Registration Rights Agreement, the other Collateral Documents and any other agreements, instruments, documents and certificates delivered pursuant to this Agreement.
2.3    Amendment to definition of “LIBOR”. The definition of “LIBOR” contained in Schedule B to the Note Purchase Agreement is hereby amended by deleting the reference to “January 1, 2016” contained therein and inserting in lieu thereof a reference to “the Second Amendment Effective Date”.

2.4    Omnibus Amendment with respect to Maturity Date. Each reference to “April 1, 2017” contained (a) on the cover of the Note Purchase Agreement, (b) on page 1 of the Note Purchase Agreement directly beneath the Company’s letterhead, (c) in Section 1.1 of the Note Purchase Agreement, and (d) in the Notes is hereby deleted and replaced in each instance with a reference to “April 1, 2019”.

2.5    Amendment to Section 1.4 of the Note Purchase Agreement. Section 1.4 of the Note Purchase Agreement is hereby amended and restated in its entirety to read in full as follows:

1.4    Release of Subsidiary Guarantors. Each Noteholder acknowledges and agrees that each Subsidiary Guarantor (other than any Compressco Unit Holding Subsidiary) shall be fully released and discharged from the Subsidiary Guaranty and Pledge and Security Agreement, and each Noteholder fully releases and discharges such Subsidiary Guarantor from the Subsidiary Guaranty and Pledge and Security Agreement, immediately and without any further act, upon such Subsidiary being released and discharged as guarantor under and in respect of the Credit Agreement; provided that (i) no Default or Event of Default exists or will exist immediately following such release and discharge; (ii) if any fee or other consideration in excess of 0.50% of the outstanding principal amount of such Indebtedness is paid or given to any holder of any Indebtedness under the Credit Agreement in connection with such release, other than the repayment of all or a portion of such Indebtedness under the Credit Agreement, each Noteholder receives equivalent consideration on a pro rata basis; and (iii) at the time of such release and discharge, the Company delivers to each Noteholder a certificate of a Responsible Officer certifying that such Subsidiary Guarantor has been or is being released and discharged as a guarantor under and in respect of the Credit Agreement and the matters set forth in clauses (i) and (ii); provided further, that if the consideration referred to in clause (ii) above exceeds 0.50% of the outstanding principal amount of the Indebtedness under the Credit Agreement, the release and discharge of such Subsidiary Guarantor from the Subsidiary Guaranty and Pledge and Security Agreement shall only occur upon the consent of each of the Noteholders and each Noteholder shall receive equivalent consideration on a pro rata basis.
2.6    Amendment to Section 2.2(b) of the Note Purchase Agreement. Section 2.2(b) of the Note Purchase Agreement is hereby amended by deleting the reference to “January 1, 2016” contained therein and inserting in lieu thereof a reference to “the Second Amendment Effective Date.”

2.7    New Section 2.2(d) of the Note Purchase Agreement. A new clause (d) is hereby added to Section 2.2 of the Note Purchase Agreement immediately following clause (c) thereof, which clause (d) shall read in full as follows:

(d)    Extension Fee. The Company shall cause to be paid to the Noteholder Representative, for the ratable account of the Noteholders, extension fees in an aggregate amount equal to (i) $500,000 multiplied by (ii) the fraction, expressed as a percentage, of the principal amount in respect of Series 2010-A Notes which are held by WFEC as of November 5, 2015 that is purchased pursuant to the Series 2010 Notes Tender Offer. Such extension fees shall be due and payable in full on the date on which the purchase of such notes is consummated pursuant to the Series 2010 Notes Tender Offer.
2.8    New Section 7.1(i) of the Note Purchase Agreement. A new clause (i) is hereby added to Section 7.1 of the Note Purchase Agreement immediately following clause (h) thereof, which clause (i) shall read in full as follows:

(i)    Budget - unless a Noteholder delivers a notice to the Company that such Noteholder does not wish to receive such information (and until such time as such Noteholder delivers a further notice indicating that such information should be delivered to such Noteholder), as soon as available, and in any event no later than 60 days after the commencement of each fiscal year of the Company, a budget in form reasonably satisfactory to the Noteholders (including budgeted statements of income for each of the Company’s and its Restricted Subsidiaries’ business units and sources and uses of cash and balance sheets), prepared by the Company for each month of such fiscal year in detail, of the Company and its Restricted Subsidiaries, with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based, accompanied by a certificate of a Senior Financial Officer certifying that such budget is a reasonable estimate for the period covered thereby.
2.9    Amendment to Section 8.4 of the Note Purchase Agreement. A new clause (h) is hereby added to Section 8.4 of the Note Purchase Agreement immediately following clause (g) thereof, which clause (h) shall read in full as follows:

(h)    Prepayments of Other Indebtedness Upon Disposition of Compressco Units. Upon any Disposition of Compressco Units, the Company shall not make any payment or offer to pay any other Indebtedness of the Company with the proceeds of such Disposition unless and until any Noteholder has rejected (or has been deemed to reject in accordance herewith) the Company’s offer to prepay the Notes with such proceeds (in which case the Company may make a payment or offer to pay other Indebtedness of the Company with the portion of such proceeds that would have been payable to such rejecting Noteholder had such Noteholder accepted the offer to prepay).
2.10    Amendment to Section 10.4(a) of the Note Purchase Agreement. Section 10.4(a) of the Note Purchase Agreement is hereby amended and restated in its entirety to read in full as follows:

(a)    Indebtedness outstanding on the date hereof that is described on Schedule 10.4 and any extension, renewal, refunding or refinancing thereof; provided that (i) the principal amount outstanding at the time of such extension, renewal, refunding or refinancing is not increased and (ii) the Series 2015 Unsecured Notes shall, for the avoidance of doubt, be deemed to be a refinancing of Indebtedness described on Schedule 10.4;
2.11    Amendment to Section 12.1(a) of the Note Purchase Agreement. Section 12.1(a) of the Note Purchase Agreement is hereby amended and restated in its entirety to read in full as follows:

(a)    If an Event of Default with respect to the Company or any Subsidiary Guarantor that is a “Significant Subsidiary” as defined in Regulation S-X (17 CFR part 210) described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
2.12    Amendment to the Schedules to the Note Purchase Agreement. Schedules 5.4, 5.5, 5.8 and 5.15 to the Note Purchase Agreement are hereby respectively replaced in their entirety with Schedules 5.4, 5.5, 5.8 and 5.15 attached hereto as Annex I, and Schedules 5.4, 5.5, 5.8 and 5.15 attached hereto as Annex I are hereby deemed to be attached as Schedules 5.4, 5.5, 5.8 and 5.15 to the Note Purchase Agreement.

3.Conditions Precedent.

The effectiveness of the amendments to the Note Purchase Agreement contained in Section 2 hereof is subject to the following (the first date on which each the following has been satisfied, the “Second Amendment Effective Date”):
(a)Execution and Delivery. The Noteholder Representative shall have received a counterpart of this Second Amendment from each Noteholder, the Company and each other Notes Party.

(b)Closing and Funding of Series 2015 Unsecured Notes. (i) The Company shall (A) have issued, or shall issue contemporaneously with the effectiveness of this Second Amendment, $125,000,000 in aggregate principal amount of its 11.00% unsecured senior notes due 2022 (excluding, for the avoidance of doubt, any “Additional Notes” as defined in the Series 2015 Note Purchase Agreement, the “Series 2015 Unsecured Notes”) pursuant to that certain Note Purchase Agreement dated as of the date hereof among the Company and the purchasers party thereto (the “Series 2015 Note Purchase Agreement”), and (B) have received, or shall receive contemporaneously with the effectiveness of this Second Amendment, the purchase price therefor in accordance with the terms of the Series 2015 Note Purchase Agreement, and (ii) the transactions described in the foregoing clause (i) shall have occurred no later than November 20, 2015.

(c)Secretary’s Certificate. The Noteholder Representative shall have received a certificate of the secretary or assistant secretary, or other officer with similar responsibilities, of the Company, each other Notes Party or, in the event that such Person is a limited partnership, such Person’s general partner, certifying as of the date of this Second Amendment: (i) resolutions of its board of directors or members, authorizing the transactions contemplated hereby (or, with respect to any Non-Recourse Pledgor, certifying that previously certified resolutions remain in full force and effect); (ii) the names and genuine signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, the Notes Documents to be delivered by such Person (or that there have been no changes to such officers so authorized since the Closing); (iii) the organizational documents of such Person as in effect on such date (or that there have been no changes to such organizational documents since the Closing); (iv) the good standing certificate for such Person, from its state of incorporation, formation or organization, as applicable, dated as of a recent date; and (v) as may be required by the Noteholder Representative, certificate(s) of authority for such Person from states wherein such Person conducts business, evidencing such Person’s qualification to do business in such state, dated as of a recent date.

(d)Responsible Officer’s Certificate. The Company shall have delivered to the Noteholder Representative a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Noteholder Representative, certifying:

(i)     that attached thereto are true, correct and complete copies of (A) the Offer to Purchase dated as of November 5, 2015 (the “Series 2010 Notes Offer to Purchase”) pursuant to which the Company has offered to purchase for cash up to $25,000,000 aggregate principal amount of the outstanding 5.09% Senior Notes, Series 2010-A, due December 15, 2017 and 5.67% Senior Notes, Series 2010-B, due December 15, 2020 issued by the Company under that certain Master Note Purchase Agreement dated as of September 30, 2010 (the “Series 2010 Master Note Purchase Agreement”) among the Company and the purchasers party thereto (the “Series 2010 Notes Tender Offer”), (B) the accompanying Letter of Transmittal (as defined in the Series 2010 Notes Offer to Purchase) and (C) each other agreement, instrument and other document executed and/or delivered in connection with the Series 2010 Notes Tender Offer on or prior to the date of such certificate, including, in each case, all amendments, waivers and supplements thereto;

(ii)    that the Company has initiated the Series 2010 Notes Tender Offer by mailing the Series 2010 Notes Offer to Purchase and the accompanying Letter of Transmittal (as defined in the Series 2010 Notes Offer to Purchase) to holders of all notes issued under the Series 2010 Master Note Purchase Agreement;
(iv)    that attached thereto are true, correct and complete copies of the Series 2015 Note Purchase Agreement (including all schedules and exhibits thereto) and each other material agreement or instrument executed and/or delivered in connection therewith; and
(v)    as to such other matters and information as the Noteholder Representative shall have reasonably requested.
(e)Series 2006 Prepayment Notice. The Company shall have mailed the irrevocable notices of prepayment in respect of the entire outstanding principal amount of the Company’s 5.90% Senior Notes, Series 2006-A, due April 30, 2016 to the holders of all of such notes (with a copy to the Noteholder Representative), in accordance with the terms of such notes and the Note Purchase Agreement governing such notes.

(f)Opinions of Counsel. The Noteholder Representative shall have received an opinion of Andrews Kurth LLP, special counsel to the Company, in form and substance satisfactory to the Noteholder Representative.

(g)Payment of Fees. The Company shall have paid the fees payable under Section 2.2(b) of the Note Purchase Agreement (as amended hereby).

(h)No Default. No Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to the amendments set forth in Section 2 hereof.

(i)Representations and Warranties. After giving effect to Section 2.12 hereof, each representation and warranty of the Company and each other Notes Party contained in the Note Purchase Agreement and each other Notes Document shall be true and correct as though made on and as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

(j)Other Documents. The Noteholder Representative shall have received such other documents as the Noteholder Representative or counsel to the Noteholder Representative may reasonably request.

4.Representations and Warranties; Etc.

Each of the Company and each other Notes Party hereby represents and warrants to the Noteholders and the Noteholder Representative: that (a) after giving effect to Section 2.12 hereof, as of the date hereof, each representation and warranty of such Notes Party contained in the Note Purchase Agreement and each other Notes Document is true and correct as though made on and as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date), (b) no Defaults or Events of Default exist under the Note Purchase Agreement or will, after giving effect to this Second Amendment, exist under the Note Purchase Agreement, (c) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, and (d) the execution, delivery and performance by such Notes Party of this Second Amendment are within such Notes Party’s corporate powers and have been duly authorized by all necessary action, and that this Second Amendment constitutes the valid and binding obligation of such Notes Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally.

5.	Miscellaneous.

5.1    Confirmation and Effect.

Any and all of the terms and provisions of the Note Purchase Agreement and the Notes Documents shall, except as amended and modified hereby, remain in full force and effect and are hereby in all respects ratified and confirmed by each Notes Party. Each Notes Party hereby agrees that the amendments and modifications herein contained shall, except as expressly set forth herein, in no manner affect or impair the liabilities, duties and obligations of any Notes Party under the Note Purchase Agreement and the other Notes Documents or the Liens securing the payment and performance thereof. Each of the Notes Parties party hereto (a) consents and agrees to this Amendment, and (b) agrees that the Notes Documents to which it is a party (including, without limitation, the Subsidiary Guaranty and the Pledge and Security Agreement) shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms. Each reference in the Note Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Note Purchase Agreement as amended hereby, and each reference to the Note Purchase Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Note Purchase Agreement shall mean and be a reference to the Note Purchase Agreement as amended hereby.
5.2    Counterparts.

This Second Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Second Amendment by facsimile or electronic (e.g., pdf) transmission shall be effective as delivery of a manually executed original counterpart hereof.
5.3    Noteholder Representative Acknowledgment.

On the date of this Second Amendment, the Noteholder Representative shall deliver a notice to the Company stating that (i) it has received the signature pages, certificates, documents and opinions required to be delivered pursuant to Sections 3(a), 3(c), 3(d) and 3(f), (ii) neither it nor its counsel will require the delivery of any additional documents pursuant to Section 3(c)(v), 3(d)(iv) or 3(j) and (iii) the certificates delivered pursuant to Sections 3(c) and 3(d) and the opinion delivered pursuant to Section 3(f) are each in form and substance satisfactory to the Noteholder Representative.
5.4    No Oral Agreement.

This written Second Amendment, the Note Purchase Agreement and the other Notes Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no unwritten oral agreements between the parties.
5.5    Governing Law.

This Second Amendment (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of New York.
5.6    Payment of Expenses.

The Company agrees to pay or reimburse the Noteholder Representative for all of its out-of-pocket costs and expenses incurred in connection with this Second Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Noteholder Representative.
5.7    Severability.

Any provision of this Second Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
5.8    Successors and Assigns.

This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed effective as of the first date written above.
COMPANY:

TETRA TECHNOLOGIES, INC. By: /s/Joseph J. Meyer Name: Joseph J. Meyer Title: Vice President - Finance, Treasurer & Assistant Secretary

OTHER NOTES PARTIES:

COMPRESSCO FIELD SERVICES, L.L.C.
EPIC DIVING & MARINE SERVICES, LLC
TETRA INTERNATIONAL INCORPORATED
TETRA PRODUCTION TESTING SERVICES, LLC

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

CSI COMPRESSCO GP INC.
TETRA APPLIED TECHNOLOGIES, LLC

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

CSI COMPRESSCO INVESTMENT LLC

By: CSI Compressco GP Inc., its sole managing member

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

WELLS FARGO ENERGY CAPITAL, INC., as the sole Noteholder and as Noteholder Representative

By: /s/Chris Carter
Name: Chris Carter
Title: Managing Director